EXHIBIT 99.1

Safeway Appoints New Board Member

PLEASANTON, Calif. (February 18, 2005) — Safeway Inc. announced the appointment of Douglas J. Mackenzie to the company’s board of directors. Mr. Mackenzie, a partner at the venture capital firm of Kleiner Perkins Caufield & Byers in Menlo Park, California, will become the 10th member of Safeway’s board of directors, effective March 10, 2005. KPCB has backed entrepreneurs in over 450 ventures since its founding in 1972, including well-known names such as AOL, Electronic Arts, Juniper Networks, and Google.

“Doug is an outstanding addition to our Board,” said Steven A. Burd, chairman, president and chief executive officer of Safeway. “He has worked with many successful businesses, and his experience with entrepreneurial ventures should prove especially valuable for our high-growth new ventures group, Blackhawk Marketing Services. BMS is a wholly owned subsidiary we established three years ago to leverage our store traffic and develop value-added solutions for our customers. Our gift card business is a good example of a value-added solution that BMS developed into a significant business for Safeway.”

Since joining KPCB in 1989, Mr. Mackenzie has been actively involved with a number of diverse companies, including Edmark, Marimba, Pivotal Corporation, Preview Travel, and Visio. He currently serves on the board of directors of E.piphany, a software company, as well as on the boards of some private technology companies.

Mr. Mackenzie holds a bachelor’s degree in economics and a master’s degree in industrial engineering from Stanford University, and an MBA from Harvard University. He serves as a board member of the Stanford Engineering Advisory Council, and he teaches part-time at the Stanford School of Engineering.

ABOUT SAFEWAY

Safeway is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,815 stores in the United States and Canada and had annual sales of $35.6 billion in 2003. Safeway’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Contacts:

Brian Dowling, 925-467-3787 (Media)

Julie Hong, 925-467-3832 (Investors)

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